Exhibit 99.1

Tallgrass Energy Announces CFO Succession Plan

LEAWOOD, Kan. – (BUSINESS WIRE) – January 14, 2020 – Tallgrass Energy, LP (NYSE: TGE) today announced that Executive Vice President and Chief Financial Officer Gary J. Brauchle has informed the Board of Directors of the general partner (“the Board”) of his intent to resign as Chief Financial Officer on February 14, 2020. The Board has appointed Senior Vice President and Chief Accounting Officer, Gary D. Watkins, as Executive Vice President and Chief Financial Officer, also effective February 14, 2020. Watkins will retain his current role as Chief Accounting Officer. At the request of the Board, Brauchle intends to remain with Tallgrass in a non-executive capacity through 2020 to ensure leadership continuity and a seamless transition.

“On behalf of Blackstone, the Board of Directors and the entire leadership team, I want to thank Gary for his tireless passion and commitment to Tallgrass since its inception in 2012,” said Tallgrass CEO Bill Moler. “His unparalleled financial acumen and leadership were instrumental in building an outstanding Finance department, guiding Tallgrass’ transformational growth and creating value for our shareholders. We are grateful for his leadership and wish him the very best as he completes his family’s relocation to Austin, Texas.”

Moler added, “I’m delighted that Gary Watkins is assuming the role of CFO. Since joining Tallgrass in April 2014, he has earned the respect and trust of the executive leadership team, his peers and his team. He brings impressive financial management skills and an in-depth understanding of the company to his new role, and I am confident he will excel in his new leadership position.”

Watkins, 47, has served as the Vice President and Chief Accounting Officer of TGE’s general partner from February 2015 until March 2019, and as Senior Vice President and Chief Accounting Officer of TGE’s general partner from March 2019 until his appointment as Chief Financial Officer. In addition to his service at TGE, Watkins has served as Vice President and Chief Accounting Officer of the general partner of Tallgrass Energy Partners, LP since April 2014. Previously, he served as Vice President, Controller and Principal Accounting Officer of DCP Midstream Partners, LP and DCP Midstream, LLC from May 2011 until his departure in April 2014.

About Tallgrass Energy

Tallgrass Energy, LP (NYSE: TGE) is a growth-oriented midstream energy infrastructure company operating across 11 states with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.

To learn more, please visit our website at www.tallgrassenergy.com.

Contact:

Investor and Financial Inquiries

Nate Lien, 913-928-6012

investor.relations@tallgrassenergylp.com

or

Media and Trade Inquiries Phyllis Hammond, 303-763-3568

phyllis.hammond@tallgrassenergylp.com